Exhibit 10.1

Execution Version
CONSULTING AGREEMENT

    THIS CONSULTING SERVICES AGREEMENT, is entered into as of August 26, 2013 by and between Echo Therapeutics, Inc., a Delaware corporation ("the "Company"), and Robert F. Doman, an individual ("Consultant").

BACKGROUND

    The Company wishes to obtain the services of Consultant for certain purposes, and Consultant wishes to provide such services, all subject to the terms and condition of this Agreement.

    NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, and intending to be legally bound hereby, the Company and Consultant hereby agree as follows:

    1. Services to be Provided. During the term of this Agreement, Consultant shall perform for the Company consulting services as the Executive Chairman/Interim Chief Executive Officer of the Company. Consultant's duties and authority as the Executive Chairman/Interim Chief Executive Officer will be prescribed by the Board of Directors of the Company (the "Board") and will be commensurate with those of an executive chairman and chief executive officer of a company of comparable size and with a similar business as the Company (the "Services").

   2. Term. The initial term of this Agreement shall begin on August 26, 2013 and shall continue for a period of four (4) months unless terminated prior thereto pursuant to paragraph 7 below. This Agreement may be renewed upon mutual agreement of the parties in writing.

   3. Compensation; No Benefits.

    (a) As compensation for Consultant's performance of the Services to be performed by him under this Agreement, Company shall pay Consultant $2,500 per day for which Consultant shall perform consulting duties in accordance with the terms of this Agreement. Consultant shall submit invoices to the Company each month for Services performed during the prior month. The Company shall pay amounts due pursuant to such invoices within 30 days following receipt by the Company of such invoice.

    (b) Consultant shall be reimbursed for all out of pocket expenses incurred in connection with the performance of the Services, including travel, mileage, hotel and meal expenses, in accordance with the Company's policies in place from time-to-time. Consultant shall provide receipts for all expenses.

    (c) Consultant is not an employee of Company and will not be entitled to participate in or receive any benefit or right as a Company employee under any Company employee benefit and welfare plans, including, without limitation, employee insurance, pension, savings and security plans as a result of his/her entering into this Agreement.

   4. Independent Contractor Status. For purposes of this Agreement and all Services to be provided hereunder, Consultant shall not be considered a partner, co-venturer, agent, employee, or representative of the Company, but shall remain in all respects an independent contractor, and neither party shall have any right or authority to make or undertake any promise, warranty or representation, to execute any contract, or otherwise to assum e any obligation or responsibility in the name of or on behalf of the other party.

    5. Confidentiality. Consultant agrees at all times during the term of this Agreement and thereafter, to hold in strictest confidence, and not to use, except in connection with Consultant's performance of the Services, and not to disclose to any person or entity without written authorization of the Board, any Confidential Information of the Company. As used herein, "Confidential Information" means any Company proprietary or confidential information, technical data, trade secrets or know-how, whether disclosed or provided in oral, written, graphic, electronic, photographic or any other form and including without limitation all (i) existing or proposed research and development efforts; (ii) inventions, patent applications, structures, models, techniques, processes, assays, formulations, compositions, compounds, and apparatus; (iii) product specifications, designs, plans, ideas and concepts; (iv) manufacturing, engineering and other manuals and drawings, standard operating procedures and flow diagrams; (v) chemical, pharmacological, toxicological, pharmaceutical, analytical, safety, efficacy, stability, quality assurance, quality control and clinical data; and (vi) marketing, distribution and sales methods and systems, sales and profit figures, finances and other business information. Confidential Information, however, does not include any such information that (i) prior to disclosure, is known to the public, or after disclosure, becomes generally known or available to the public through no act of Consultant in violation of this Agreement; (ii) is already rightfully known to Consultant at the time of disclosure; or (iii) is independently developed by the Consultant.

    6. Ownership of Results.

    (a) Assignment of Inventions. Consultant agrees that Consultant will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assigns, transfers and conveys to the Company, or its designee, all of Consultant's worldwide right, title, and interest in and to any and all inventions, original works of authorship, findings, conclusions, data, discoveries, developments, concepts, improvements, trade secrets, techniques, processes and know-how, whether or not patentable or registrable under copyright or similar laws, which Consultant may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, in the performance of the Services or which result, to any extent, from use of the Company's premises or property (collectively, the "Inventions"), including any and all moral rights and intellectual property rights inherent in the Inventions and appurtenant thereto including, without limitation, all patent rights, copyrights, trademarks, know-how and trade secrets (collectively, "Intellectual Property Rights"). Consultant further acknowledges and agrees that all original works of authorship which are made by Consultant (solely or jointly with others) in the performance of the Services and which are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act. However, to the extent that any such work may not, by operation of any applicable law, be a work made for hire, Consultant hereby assigns, transfers and conveys to the Company all of its worldwide right, title and interest in and to such work, including all Intellectual Property Rights therein and appurtenant thereto. Notwithstanding the above, Consultant shall not be prohibited from engaging in other activities beyond the scope of this agreement and any restriction herein shall not apply to such activities.

    (b) Further Assurances. Upon the request and at the expense of the Company, Consultant shall execute and deliver any and all instruments and documents and take such other acts as may be necessary or desirable to document the assignment and transfer described in paragraph 6(a) above or to enable the Company to secure its rights in the Inventions and any patents, trademarks, copyrights or other intellectual property rights relating thereto in any and all jurisdictions, or to apply for, prosecute and enforce patents, trademark registrations, copyrights or other intellectual property rights in any and all jurisdictions with respect to any Inventions, or to obtain any extension, validation, re-issue, continuance or renewal of any such intellectual property right. Without limiting the foregoing, Consultant shall disclose to the Company all pertinent information and data with respect thereto and shall execute all applications, specifications, oaths and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company the sole and exclusive right, title and interest in and to such Inventions, and any patents, copyrights, trademarks or other intellectual property rights relating thereto. Consultant further agrees that Consultant's obligation to execute or cause to be executed, when it is in Consultant's power to do so, any such instrument or papers shall continue after the termination of the term of this Agreement. If the Company is unable for any other reason to secure Consultant's signature to apply for or to pursue any application for any United States or foreign patent, trademark, copyright or other registration covering Inventions assigned to the Company as above, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant's agent and attorney in fact, to act for and in Consultant's behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or trademark, copyright or other registrations thereon with the same legal force and effect as if executed by Consultant.

   7. Termination. Notwithstanding the provisions of paragraph 2, either party may terminate the term of this Agreement for any reason whatsoever upon ten (10) days' prior written notice to the other party. In the event of any termination of the term of this Agreement, the Company shall be responsible for any portion of the compensation owed to Consultant under paragraph 3 for any Services rendered prior to the effective date of such termination.

   8. No Conflicting Agreements; Non-Exclusive Engagement.

    (a) Consultant may from time-to-time act as a consultant to, perform professional services for, or enter into agreements similar to this Agreement with other persons or entities without the necessity of obtaining approval from the Company. Any such work product from such activities shall be the sole and exclusive property of Consultant.

    (b) The Company may from time-to-time engage other persons and entities to act as consultants to the Company and perform services for the Company, including services that are similar to the Services.

    9. Return of Company Property. Promptly following the Company's request, Consultant shall deliver to the Company (and will not keep in Consultant's possession or deliver to anyone else) all Confidential Information of the Company.

    10. Equitable Relief. Consultant agrees that it would be impossible or inadequate to measure and calculate the Company's damages from any breach of the covenants set forth in paragraphs 5, 6 and 9 of this Agreement. Accordingly, Consultant agrees that if Consultant breaches any of such covenants, the Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement.

   11. Entire Agreement, Amendment and Assignment. This Agreement is the sole agreement between Consultant and the Company with respect to the Services to be performed hereunder and it supersedes all prior agreements and understandings with respect thereto, whether oral or written. No modification to any provision of this Agreement shall be binding unless in writing and signed by both Consultant and the Company. No waiver of any rights under this Agreement will be effective unless in writing signed by the party to be charged. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Consultant hereunder are of a personal nature and shall not be assignable or delegable in whole or in part by Consultant.

   12. Governing Law. This Agreement shall be governed by and interpreted in accordance with laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provisions.

   13. Notices. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered, sent by facsimile or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:
Echo Therapeutics, Inc. 8 Penn Center 1628 JFK Boulevard, Suite 300 Philadelphia, Pennsylvania 19l03 Attention: Board of Directors
If to Consultant, to:
Robert F. Doman 648 Third Avenue Avalon, New Jersey 08202

or to such other names or addresses as the Company or Consultant, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this paragraph.

   14. Counterparts. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of Consultant and the Company. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, but all of which together shall constitute but one and the same instrument.

   15. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

    IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have duly executed this Agreement as of the date first above written.

ROBERT F. DOMAN	ECHO THERAPEUTICS, INC.
/s/ Robert F. Doman Dated: 8/26/13	By: /s/ Vincent D. Enright Its: Chairman Compensation Committee Dated: 8/26/13 On behalf of Echo's Nominating and Corporate Governance Committee